                                                                   Exhibit 99.21

Molecular Devices and LJL Biosystems Set Date of Special Meetings

SUNNYVALE, Calif., July 14 /PRNewswire/ -- Molecular Devices Corporation (Nasdaq: MDCC) and LJL BioSystems, Inc. (Nasdaq: LJLB) today announced the dates and times of their special stockholders' meetings to consider and vote upon matters related to the merger agreement entered into between the companies on June 7, 2000. The special meeting of stockholders of Molecular Devices Corporation will be held on Wednesday, August 30, 2000 at 10:30 a.m. (Pacific
Time) at the corporate headquarters of Molecular Devices located at 1311 Orleans Drive, Sunnyvale, California. The special meeting of stockholders of LJL BioSystems, Inc. will be held on Wednesday, August 30, 2000 at 9:00 a.m. (Pacific Time) at the corporate headquarters of LJL BioSystems located at 405 Tasman Drive, Sunnyvale, California. The record date for stockholders entitled to notice of, and to vote at, the special meetings is July 14, 2000.

Where You Can Find Additional Information

Investors and security holders of both Molecular Devices and LJL BioSystems are advised to read the joint proxy statement/prospectus regarding the potential business combination transaction referred to above, when it becomes available, because it will contain important information. Molecular Devices and LJL BioSystems expect to mail a joint proxy statement/prospectus about the transaction to their respective stockholders. This joint proxy statement/prospectus would be filed with the Securities and Exchange Commission by both companies. Investors and security holders may obtain a free copy of the joint proxy statement/prospectus and other documents filed by the companies at the Securities and Exchange Commission's web site at http://www.sec.gov. The joint proxy statement/prospectus and such other documents may also be obtained from Molecular Devices or LJL BioSystems by directing such requests to the companies.

Molecular Devices and its officers and directors may be deemed to be participants in the solicitation of proxies from Molecular Devices' stockholders with respect to the transactions contemplated by the merger agreement. Information regarding such officers and directors is included in Molecular Devices' proxy statement for its 2000 annual meeting, filed with the Securities and Exchange Commission. This document is available free of charge at the Securities and Exchange Commission's web site at http://www.sec.gov and from Molecular Devices.

LJL BioSystems and its officers and directors may be deemed to be participants in the solicitation of proxies from stockholders of LJL BioSystems with respect to the transactions contemplated by the merger agreement. Information regarding such officers and directors is included in LJL BioSystems's Annual Report on Form 10-K for the fiscal year ended December 31, 1999 and in its proxy statement for its 2000 annual meeting, filed with the Securities and Exchange Commission. This document is available free of charge at the Securities and Exchange Commission's web site at http://www.sec.gov and from LJL BioSystems.


/CONTACT: Tim Harkness, CFO/


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